Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Sustainability	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Third Quarter
and First Nine Months 2022 Results

Third quarter of 2022 net sales increased 12% versus the third quarter of 2021, with physical case volume growth of 0.6%(a).

Gross profit in the third quarter of 2022 was $621 million, an increase of 20% versus the third quarter of 2021. Gross margin in the third quarter of 2022 improved by 260 basis points to 38.1%.

Income from operations for the first nine months of 2022 was $468 million, up $116 million, or 33%, versus the first nine months of 2021.

Key Results

	Third Quarter			First Nine Months
(in millions)	2022	2021	Change	2022	2021	Change
Physical case volume	94.1	93.5	0.6%	277.9	276.9	0.4%
Net sales	$1,628.6	$1,457.4	11.7%	$4,628.2	$4,160.4	11.2%
Gross profit	$621.1	$517.7	20.0%	$1,679.3	$1,461.4	14.9%
Gross margin	38.1%	35.5%		36.3%	35.1%
Income from operations	$189.9	$137.0	38.6%	$468.2	$352.1	33.0%

Beverage Sales	Third Quarter			First Nine Months
(in millions)	2022	2021	Change	2022	2021	Change
Sparkling bottle/can	$917.2	$773.5	18.6%	$2,573.4	$2,221.4	15.8%
Still bottle/can	$548.3	$504.0	8.8%	$1,556.4	$1,424.1	9.3%

Third Quarter and First Nine Months 2022 Review

CHARLOTTE, November 1, 2022 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the third quarter ended September 30, 2022 and the first nine months of fiscal 2022.

“Our 2022 performance has been comprised of an outstanding mix of solid volume, improved margins and strong free cash flow generation. Our team’s highly effective execution across all aspects of our business has enabled us to continue to strengthen our balance sheet through debt reduction, reward and recognize our teammates and invest in and serve our communities like never before,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “We are optimistic about the remainder of 2022 as we are actively developing plans for another year of solid performance in 2023.”

Net sales increased 12% to $1.63 billion in the third quarter of 2022, while physical case volume increased 0.6%. The increase in net sales was driven primarily by price increases taken on our Sparkling and Still beverages during the quarter and earlier this year. Sparkling beverage volume increased 0.8% in the quarter, outperforming the price elasticity we generally have experienced with higher pricing. Volume growth was particularly strong in our value, club and small store sales channels. We also experienced solid demand in our on‑premise sales channels, including restaurants, universities, sports venues, amusement parks and other immediate consumption outlets, as consumer traffic has increased compared to the prior year period. Still beverage volume increased 0.1% in the quarter, led by growth in Monster and smartwater. Net sales increased 11% and physical case volume increased 0.4% in the first nine months of 2022.

Gross profit in the third quarter of 2022 increased $103.4 million, or 20%, while gross margin improved 260 basis points to 38.1%. The improvement in gross profit resulted from strong price realization and solid volume growth in our Sparkling category. Gross margins also benefited during the quarter from a pullback in certain commodity prices. Gross profit in the first nine months of 2022 increased $218.0 million, or 15%.

“Our revenue growth management strategies continued to be effective in the third quarter as we took additional pricing to overcome higher costs and improve category profitability for us and our retail partners,” said Dave Katz, President and Chief Operating Officer. “Volume remained solid as consumers are adjusting to higher retail prices and are responding well to our value‑oriented packages. In addition, we achieved improved inventory levels and in‑store availability during the quarter allowing for even higher levels of in‑market execution.”

Selling, delivery and administrative (“SD&A”) expenses in the third quarter of 2022 increased $50.5 million, or 13%. SD&A expenses as a percentage of net sales increased 40 basis points to 26.5%. The increase in SD&A expenses related primarily to an increase in labor costs as compared to the third quarter of 2021. Over the last year, we have made certain compensation adjustments across our workforce to remain competitive in a challenging labor market and to reward our teammates for their contributions in achieving strong operating results. In addition, we experienced broad inflationary increases across a number of SD&A categories. SD&A expenses in the first nine months of 2022 increased $101.9 million, or 9%. SD&A expenses as a percentage of net sales in the first nine months of 2022 decreased 50 basis points to 26.2% as compared to the first nine months of 2021.

“Our strong operating results and cash flow generation are enabling us to reinvest in both our teammates and our infrastructure,” Mr. Katz continued. “While our investments in labor rates and teammate recognition have contributed to higher operating expense growth this year, we believe our long‑term success is highly dependent on attracting and retaining talent in this highly competitive labor market. In addition, our capital investments in manufacturing and warehousing are improving our supply chain flexibility and giving us additional capacity in small PET and mini can packages, which are central to our consumer value strategy.”

Income from operations in the third quarter of 2022 was $189.9 million, compared to $137.0 million in the third quarter of 2021, an increase of $52.9 million, or 39%. On an adjusted(b) basis, income from operations in the third quarter of 2022 was $193.9 million, an increase of 41%. For the first nine months of 2022, income from operations increased $116.1 million to $468.2 million.

Net income in the third quarter of 2022 was $118.8 million, compared to $68.9 million in the third quarter of 2021, an improvement of $49.8 million. Net income in the third quarter of 2022 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven primarily by changes in future cash flow projections. Fair value adjustments to this liability are routine and non‑cash in nature. Net income increased $141.2 million in the first nine months of 2022 to $311.7 million as compared to the first nine months of 2021.

Cash flows provided by operations for the first nine months of 2022 were $394.3 million, compared to $439.9 million for the first nine months of 2021. Cash flows from operations were impacted by the timing of certain working capital payments and receipts during the third quarter. We continue to invest in long‑term strategic projects to optimize our supply chain and reduce our debt obligations. During the third quarter, the Company repaid $125 million of senior notes prior to their stated maturity date of February 27, 2023.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the third quarter ended September 30, 2022 and the first nine months of fiscal 2022 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 120 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors, across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the inability to attract and retain front-line employees in a tight labor market; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the COVID-19 pandemic and other pandemic outbreaks in the future; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

###

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Third Quarter		First Nine Months
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$1,628,589	$1,457,432	$4,628,162	$4,160,375
Cost of sales	1,007,482	939,720	2,948,820	2,699,020
Gross profit	621,107	517,712	1,679,342	1,461,355
Selling, delivery and administrative expenses	431,177	380,681	1,211,134	1,109,279
Income from operations	189,930	137,031	468,208	352,076
Interest expense, net	6,083	8,097	20,928	25,208
Other expense, net	24,746	34,982	27,666	94,078
Income before taxes	159,101	93,952	419,614	232,790
Income tax expense	40,340	25,022	107,901	62,317
Net income	$118,761	$68,930	$311,713	$170,473

Basic net income per share:
Common Stock	$12.67	$7.36	$33.25	$18.19
Weighted average number of Common Stock shares outstanding	8,369	7,141	8,032	7,141

Class B Common Stock	$12.67	$7.36	$33.29	$18.19
Weighted average number of Class B Common Stock shares outstanding	1,005	2,232	1,342	2,232

Diluted net income per share:
Common Stock	$12.63	$7.32	$33.13	$18.11
Weighted average number of Common Stock shares outstanding – assuming dilution	9,406	9,409	9,410	9,413

Class B Common Stock	$12.62	$7.31	$33.15	$18.10
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,037	2,268	1,378	2,272

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$163,244	$142,314
Trade accounts receivable, net	541,409	454,934
Other accounts receivable	116,913	91,615
Inventories	313,699	302,851
Prepaid expenses and other current assets	91,959	78,068
Assets held for sale	3,045	6,880
Total current assets	1,230,269	1,076,662
Property, plant and equipment, net	1,082,940	1,030,688
Right-of-use assets - operating leases	140,977	139,877
Leased property under financing leases, net	6,843	64,211
Other assets	112,474	120,486
Goodwill	165,903	165,903
Other identifiable intangible assets, net	857,872	847,743
Total assets	$3,597,278	$3,445,570

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$26,465	$22,048
Current portion of obligations under financing leases	2,259	6,060
Accounts payable and accrued expenses	847,971	806,748
Total current liabilities	876,695	834,856
Deferred income taxes	147,976	136,432
Pension and postretirement benefit obligations and other liabilities	827,189	852,001
Noncurrent portion of obligations under operating leases	119,617	122,046
Noncurrent portion of obligations under financing leases	8,110	65,006
Long-term debt	598,778	723,443
Total liabilities	2,578,365	2,733,784

Equity:
Stockholders’ equity	1,018,913	711,786
Total liabilities and equity	$3,597,278	$3,445,570

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Nine Months
(in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$311,713	$170,473
Depreciation expense, amortization of intangible assets and deferred proceeds, net	128,383	135,341
Fair value adjustment of acquisition related contingent consideration	21,132	90,905
Deferred payroll taxes under CARES Act	(18,739)	(18,739)
Deferred income taxes	10,749	10,907
Change in current assets and current liabilities	(61,657)	60,546
Change in noncurrent assets and noncurrent liabilities	(895)	(17,565)
Other	3,623	8,007
Net cash provided by operating activities	$394,309	$439,875

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(183,929)	$(119,620)
Acquisition of BODYARMOR distribution rights	(30,149)	(1,998)
Other	3,810	2,021
Net cash used in investing activities	$(210,268)	$(119,597)

Cash Flows from Financing Activities:
Payments on revolving credit facility, term loan facility and senior notes	$(125,000)	$(272,500)
Payments of acquisition related contingent consideration	(28,421)	(28,640)
Cash dividends paid	(7,030)	(7,030)
Payments on financing lease obligations	(2,441)	(3,567)
Debt issuance fees	(219)	(1,456)
Borrowings under term loan facility	—	70,000
Borrowings under revolving credit facility	—	55,000
Net cash used in financing activities	$(163,111)	$(188,193)

Net increase in cash during period	$20,930	$132,085
Cash at beginning of period	142,314	54,793
Cash at end of period	$163,244	$186,878

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Third Quarter 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$621,107	$431,177	$189,930	$159,101	$118,761	$12.67
Fair value adjustment of acquisition related contingent consideration	—	—	—	22,568	16,993	1.82
Fair value adjustments for commodity derivative instruments	(1,100)	(4,711)	3,611	3,611	2,719	0.29
Supply chain optimization	369	(6)	375	375	283	0.03
Total reconciling items	(731)	(4,717)	3,986	26,554	19,995	2.14
Adjusted results (non-GAAP)	$620,376	$426,460	$193,916	$185,655	$138,756	$14.81

Adjusted % change vs. Q3 2021	19.7%	11.9%	41.3%

	Third Quarter 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$517,712	$380,681	$137,031	$93,952	$68,930	$7.36
Fair value adjustment of acquisition related contingent consideration	—	—	—	33,924	25,488	2.72
Fair value adjustments for commodity derivative instruments	(3,794)	426	(4,220)	(4,220)	(3,169)	(0.34)
Supply chain optimization	4,360	(35)	4,395	4,395	3,299	0.35
Total reconciling items	566	391	175	34,099	25,618	2.73
Adjusted results (non-GAAP)	$518,278	$381,072	$137,206	$128,051	$94,548	$10.09

	First Nine Months 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,679,342	$1,211,134	$468,208	$419,614	$311,713	$33.25
Fair value adjustment of acquisition related contingent consideration	—	—	—	21,132	15,912	1.70
Fair value adjustments for commodity derivative instruments	5,069	2,512	2,557	2,557	1,925	0.21
Supply chain optimization	458	(78)	536	536	404	0.04
Total reconciling items	5,527	2,434	3,093	24,225	18,241	1.95
Adjusted results (non-GAAP)	$1,684,869	$1,213,568	$471,301	$443,839	$329,954	$35.20

Adjusted % change vs. 3Qs 2021	15.3%	9.3%	34.0%

	First Nine Months 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,461,355	$1,109,279	$352,076	$232,790	$170,473	$18.19
Fair value adjustment of acquisition related contingent consideration	—	—	—	90,905	68,224	7.28
Fair value adjustments for commodity derivative instruments	(6,210)	1,491	(7,701)	(7,701)	(5,780)	(0.62)
Supply chain optimization	6,464	(793)	7,257	7,257	5,446	0.58
Total reconciling items	254	698	(444)	90,461	67,890	7.24
Adjusted results (non-GAAP)	$1,461,609	$1,109,977	$351,632	$323,251	$238,363	$25.43

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.